UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
_______

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

NEXT 1 INTERACTIVE, INC.
(Exact Name of Registrant as Specified in Its Charter)
Nevada	26-3509845
(State of Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification Number)
2400 N Commerce Parkway, Suite 105 Weston, Florida	33326
(Address of Principal Executive Offices)	(Zip Code)
NEXT 1 INTERACTIVE, INC. 2009 Incentive Compensation Plan (Full title of the plan) Virginia K. Sourlis, Esq. The Sourlis Law Firm The Galleria 2 Bridge Avenue Red Bank, NJ 07701
(Name and address of agent for service)
(732) 530-9007
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer,” "non-accelerated filer" and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(2)	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Common Stock	250,000	$3.10	$775,000	$43.25

(1)
Estimated in accordance with Rule 457(c) and (h) of the Securities Act solely for the purposes of calculating the registration fee based on the closing sales price of our Common Stock (OTCBB: NXOI) on April 21, 2009, a date within five (5) days prior to the date of filing of this registration statement, as reported by the OTC Electronic Bulletin Board.

(2)
This Registration Statement shall also cover any additional shares of Common Stock which become issuable pursuant to this Registration Statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock.

PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission, or the Commission.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. The following documents filed by us with the Commission are incorporated herein by reference:

1.	The Registrant’s Registration Statement on Form S-1 (File No: 333-154177) filed with the Commission by the Registrant on October 10, 2009, including exhibits thereto.

2.	The Registrant’s Current Report on Form 8-K (File No.: 000-52699) filed by the Registrant with the Commission on October 10, 2008, including all material incorporated by reference therein.

3.	The Registrant’s Current Report on Form 8-K (File No.: 000-52699) filed by the Registrant with the Commission on November 4, 2008, including all material incorporated by reference therein.

4.	The Registrant’s Current Report on Form 8-K (File No.: 000-52699) filed by the Registrant with the Commission on November 20, 2008, including all material incorporated by reference therein.

5.	The Registrant’s Quarterly Report on Form 10-Q (File No.: 000-52699) filed by the Registrant with the Commission January 20, 2009, including all material incorporated by reference therein.

6.
The Registrant’s Amendment No. 1 to Registration Statement on Form S-1/A (File No: 333-154177) filed with the Commission by the Registrant on March 12, 2009, including all material incorporated by reference therein.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

On October 9, 2008, we filed an Amendment to our Certificate of Incorporation with the Secretary of State of the State of Nevada, authorizing for issuance up to 200,000,000 shares of common stock, par value $0.00001 per share, and creating 100,000,000 shares of “blank check” Preferred Stock, par value $0.00001 per share, with all designation, rights, privileges as may be established by our Board of Directors.  As of the date hereof, 24,678,167 shares of our common stock are issued and outstanding, and there are approximately 470 holders of record of our Common Stock.

Our common stock currently trades on the Over the Counter (OTC) Bulletin Board under the trading symbol “NXOI.”

Pursuant to our bylaws, our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law, the holders of our common stock possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy. Holders of our common stock representing one-percent (1%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Certificate of Incorporation. Our Certificate of Incorporation does not provide for cumulative voting in the election of directors.

The holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Upon liquidation, dissolution or winding up of our company, the holders of shares of our common stock will be entitled to receive, on a pro rata basis, all assets of our company available for distribution to such holders.

In the event of any merger or consolidation of our company with or into another company in connection with which shares of our common stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash), on a pro rata basis.

Holders of our common stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our common stock.

Item 5. Interests of Named Experts and Counsel.

None.

Item 6. Indemnification of Directors and Officers.

The Nevada Revised Statutes permit indemnification of directors, officers, employees and agents of a corporation under certain conditions and subject to certain limitations. The Nevada Revised Statutes empower a corporation to indemnify any person who was or is a party or is threatened to be made a part to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or agent of the corporation. Depending on the character of the proceeding, a corporation may indemnify against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner the person reasonably believed to be in or not opposed to, the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. In the case of an action by or in the right of the corporation, no indemnification may be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability such person is fairly and reasonable entitled to indemnity for such expenses that the court shall deem proper. The Nevada Revised Statutes further provide that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in defense or any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually or reasonably incurred by such person in connection therewith.

Item 7. Exemption from Registration Claimed.

No response is required under this item.

Item 8. Exhibits.

See the Exhibit Index at end of this Registration Statement.

Item 9. Undertakings.

(1)	The undersigned Registrant hereby undertakes:

(a)
To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

(b)
That, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(2)
The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)
Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Weston, State of Florida on April 22, 2009.

NEXT 1 INTERACTIVE, INC.

By:	/s/ WILLIAM KERBY

William Kerby Chief Executive Officer and Vice Chairman (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ WILLIAM KERBY	Chief Executive Officer and Vice Chairman	April 22, 2009
William Kerby	(Principal Executive Officer)

/s/ TERESA MCWILLIAMS	Chief Financial Officer	April 22, 2009
Teresa McWilliams	(Principal Financial and Accounting Officer)

Chairman of the Board
James Whyte

/s/ ANTHONY BYRON	Chief Operating Officer and Director	April 22, 2009
Anthony Byron

EXHIBIT INDEX

Exhibit No.	Description
5.1	Opinion and Consent of Virginia K. Sourlis, Esq. regarding the legality of the securities being registered by the Registrant.
23.1	Consent of Kramer, Weisman & Associates, LLP
10.1	2009 Incentive Compensation Plan